Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

Genco Shipping & Trading Limited Takes Delivery of Third Capesize Vessel

NEW YORK, October 1, 2007 – Genco Shipping & Trading Limited (NYSE: GNK) today announced that it has taken delivery of the Genco London, a 177,000 dwt Capesize newbuilding. The Genco London is the third vessel to be delivered to the Company under Genco’s previously announced agreement on July 18, 2007 to acquire nine Capesize vessels from companies within the Metrostar Management Corporation group.

The Company has commenced a time charter upon delivery of the Genco London with SK Shipping Co., Ltd. for 35 to 39 months at a gross rate of $57,500 per day, less a 2.5% third party brokerage commission. The charter is due to expire between September 2010 and January 2011.

The following table reflects the current employment of Genco’s current fleet as well as the employment or other status of vessels expected to join Genco’s fleet:

Vessel	Year Built	Charterer	Charter Expiration (1)	Time Charter Rate (2)	Expected Delivery (3)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	December 2009	$45,263(4)	-
Genco Tiberius	2007	Cargill International S.A.	January 2010	45,263(4)	-
Genco London	2007(5)	SK Shipping Co., Ltd	September 2010	57,500(4)	-
Genco Titus	2007(5)	Cargill International S.A.	48 to 62 Months from delivery date	45,000(4)(6)	Q4 2007
Genco Constantine	2008(5)	Cargill International S.A.	54 to 62 Months from delivery date	52,750(7)	Q2 2008
Genco Hadrian	2008(5)	To be determined (“TBD”)	TBD	TBD	Q4 2008
Genco Commodus	2009(5)	TBD	TBD	TBD	Q2 2009
Genco Maximus	2009(5)	TBD	TBD	TBD	Q2 2009
Genco Claudius	2009(5)	TBD	TBD	TBD	Q3 2009

Panamax Vessels
Genco Beauty	1999	Cargill International S.A.	May 2009	31,500	-
Genco Knight	1999	SK Shipping Ltd.	May 2009	37,700	-
Genco Leader	1999	A/S Klaveness	December 2008	25,650(8)	-
Genco Trader(9)	1990	Baumarine AS	October 2007	25,750(8)	-
Genco Vigour	1999	STX Panocean (UK) Co. Ltd.	March 2009	29,000(10)	-
Genco Acheron	1999	STX Panocean (UK) Co. Ltd.	February 2008	30,000	-
Genco Surprise	1998	Cosco Bulk Carrier Co., Ltd. Hanjin Shipping Co., Ltd.	November 2007 35 to 37 months from delivery to new charterer	25,000 42,100	-

Supramax Vessels
Genco Predator	2005	Intermare Transport GmbH	January 2008	22,500(11)	Q4 2007
Genco Warrior	2005	Hyundai Merchant Marine Co. Ltd.	35 to 37.5 months from delivery date	38,750	Q4 2007
Genco Hunter	2007	TBD	TBD	TBD	Q4 2007

Handymax Vessels
Genco Success	1997	Korea Line Corporation	March 2008 January 2011	24,000 33,000(12)	-
Genco Commander(13)	1994	A/S Klaveness	October 2007	19,750	-
Genco Carrier	1998	Pacific Basin Chartering Ltd.	February 2008	24,000	-
Genco Prosperity	1997	Pacific Basin Chartering Ltd.	April 2008	26,000	-
Genco Wisdom	1997	Hyundai Merchant Marine Co. Ltd.	February 2008 February 2011	24,000 34,500(14)	-
Genco Marine	1996	NYK Bulkship Europe S.A.	February 2008	24,000	-
Genco Muse	2001	Qatar Navigation QSC	October 2007	26,500(15)	-

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Pioneer	1999	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Progress	1999	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Reliance	1999	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Sugar	1998	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Charger	2005	Pacific Basin Chartering Ltd.	35 to 37.5 months from delivery date	24,000	Q4 2007
Genco Challenger	2003	Pacific Basin Chartering Ltd.	35 to 37.5 months from delivery date	24,000	Q4 2007
Genco Champion	2006	Pacific Basin Chartering Ltd.	35 to 37.5 months from delivery date	24,000	Q4 2007

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Except as indicated for the Genco Titus in note 6 below, under the terms of each contract, the charterer is entitled to extend time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.
(2) Time charter rates presented are the gross daily charterhire rates before the payments of brokerage commissions ranging from 1.25% to 6.25% to third parties, except as indicated for the Genco Trader and the Genco Leader in note 8 below. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(3) Dates for vessels delivering in the future are estimates based on guidance received from the sellers and/or respective shipyards.
(4) The time charter rate is below current market rates and therefore will result in a liability that will amortize as an increase to revenue. See Note 2, Summary of Significant Accounting Policies under the caption "Vessel acquisitions" in the footnotes to our financial statements in our Form 10-Q for the quarterly period ended June 30, 2007 for disclosure of our policy.
(5) Year built for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(6) The Genco Titus is scheduled to be on charter with Cargill International S.A., for 48 months at a gross rate of $45,000 per day. The charter, which is due to expire in December 2011, also includes a 50 percent index-based profit sharing component. The charterer has the option to extend the charter for a period of one year.
(7) The Genco Constantine is scheduled to be on charter with Cargill International S.A., for 54 to 62 months at a gross rate of $52,750 per day less a 5% third party brokerage commission. The charter also includes a 50% index-based profit sharing component.
(8) For the Genco Leader and the Genco Trader, the time charter rate presented is the net daily charterhire rate. There are no payments of brokerage commissions associated with these time charters.
(9) We are considering the potential sale of the Genco Trader to a third party.
(10) We have entered into a time charter for 23 to 25 months at a rate of $33,000 per day for the first 11 months, $25,000 per day for the following 11 months and $29,000 per day thereafter, less a 5% third-party brokerage commission. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $29,000 per day for 23 to 25 months in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The time charter, commenced following the expiration of the vessel’s previous time charter on May 5, 2007.
(11) The Genco Predator is currently on charter with Intermare Transport GmbH at a gross rate of $22,500 per day. The charter is due to expire between January 2008 and March 2008.  The rate is below current market rates and therefore will result in a liability that will amortize as an increase to revenue. See our Summary of Significant Accounting Policies under the caption “Vessel acquisitions” in our footnotes in the June 30, 2007 Form 10-Q for disclosure of our policy.
(12) We intend to extend the time charter for an additional 35 to 37.5 months at a rate of $33,000 less a 5% third party brokerage commission. The new charter will commence following the expiration of the previous charter on March 1, 2008.
(13) We have entered into an agreement to sell the Genco Commander to Dan Sung Shipping Co. Ltd for approximately $44.5 million, less a 2% brokerage commission.  The delivery is expected to occur in the fourth quarter of 2007.
(14) We have reached an agreement to extend the time charter for an additional 35 to 37.5 months at a rate of $34,500 per day, less a 5% third party brokerage commission.  The new charter is expected to commence following the expiration of the previous charter on March 1, 2008.
(15) Since this vessel was acquired with an existing time charter at an above-market rate, we allocated the purchase price between the vessel and an intangible asset for the value assigned to the above-market charterhire. This intangible asset is amortized as a reduction to voyage revenues over the minimum remaining term of the charter, resulting in a daily rate of approximately $22,000 recognized as revenues.  For cash flow purposes, we will continue to receive $26,500 per day until the charter expires. Effective September 3, 2007, the Company will record the full $26,500 per day since the amortization period has ended.

About Genco Shipping & Trading Limited
Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 22 drybulk vessels consisting of three Capesize, seven Panamax, seven Handymax and five Handysize vessels, with a carrying capacity of approximately 1,521,000 dwt. After the sale of the Genco Commander, the delivery of six vessels from affiliates of Evalend Shipping Co. S.A. and the six remaining vessels from companies within the Metrostar Management Corporation group, Genco Shipping & Trading Limited will own a fleet of 33 drybulk vessels, consisting of nine Capesize, seven Panamax, three Supramax, six Handymax and eight Handysize vessels, with a carrying capacity of approximately 2,768,000 dwt.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management's current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this press release are (i) the fulfillment of the closing conditions under the Company’s agreements to acquire the six Evalend drybulk vessels; (ii) the fulfillment of the closing conditions under the Company’s agreement to acquire the nine Metrostar drybulk vessels; (iii) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (iv) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2006, our Quarterly Reports on Form 10-Q, and our reports on Form 8-K.

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